Exhibit 99.1

SUPERVALU Reports Record Third Quarter Fiscal 2008 Earnings

Sixth Consecutive Quarter of Double Digit Earnings Per Share Growth;

Company Updates Fiscal 2008 Guidance and Announces Fiscal 2009 Capital Plan

MINNEAPOLIS--(BUSINESS WIRE)--SUPERVALU INC. (NYSE:SVU) today reported record earnings for the third quarter of fiscal 2008. The company reported third quarter net sales of $10.2 billion compared to $10.7 billion last year, record net earnings of $141 million an increase of 25 percent compared to $113 million last year, and diluted earnings per share of $0.66 an increase of 22 percent compared to $0.54 last year. Third quarter fiscal 2008 and third quarter fiscal 2007 results included after-tax charges for one-time acquisition-related costs of $7 million and $10 million, or $0.03 and $0.05 per diluted share, respectively. SUPERVALU’s third quarter of fiscal 2008 ended December 1, 2007 and included 12 weeks of combined results compared to the third quarter of fiscal 2007 which included 13 weeks of acquired operations. The estimated sales impact of one less week of acquired operations in the third quarter of fiscal 2008 is approximately $500 million or diluted net earnings per share impact of approximately $0.03. When adjusting for the one-time acquisition costs in both years and the one extra week in the prior year quarter, diluted earnings per share increased 23 percent.

On June 2, 2006, SUPERVALU completed its $11.4 billion acquisition of Albertson’s premier retail properties, which transformed SUPERVALU into the nation’s third-largest supermarket chain with leading market shares across the country.

Jeff Noddle, SUPERVALU chairman and chief executive officer said, “Our third quarter results continue to benefit from the transformational acquisition in 2006 as we deliver the sixth straight quarter of double-digit earnings per share growth. We are pleased with our overall results, despite some headwind from softer than expected retail sales in the quarter.”

Third Quarter Results

Third quarter retail net sales were $7.9 billion, compared to $8.4 billion last year, the decrease reflecting one less week of acquired operations, or approximately $500 million. Identical store sales growth, excluding fuel, was 0.5 percent. Sales increases from new stores and identical store sales were more than offset by the previously disclosed closure of underperforming stores, primarily in the acquired operations. Total retail square footage decreased 2.8 percent from the third quarter of fiscal 2007. When excluding store closures, total retail square footage increased 2% over the third quarter of fiscal 2007.

Supply chain services net sales were $2.4 billion, up approximately 4.8 percent from last year. The sales increase primarily reflects new business growth and lower than normal customer attrition.

Gross profit margin in the third quarter decreased 70 basis points to 22.2 percent. When adjusting for the 50 basis point impact related to the change in business segment mix which includes the extra week in the prior year, gross margin decreased 20 basis points reflecting the benefit of merchandising programs which was more than offset by promotional activities and the impact of lower margins associated with fuel sales.

Selling and administrative expenses as a percent of sales decreased 110 basis points to 18.3 percent. When adjusting for the 40 basis point impact related to the change in business segment mix which includes the extra week in the prior year, selling and administrative expenses decreased 70 basis points, primarily reflecting lower employee related costs, depreciation expense, litigation charges, and one-time acquisition costs.

Reported operating earnings for the third quarter were $395 million or 3.9 percent of sales, compared to $367 million, or 3.5 percent of sales. Retail food operating earnings were $342 million, or 4.4 percent of sales compared with $327 million, or 3.9 percent last year. When adjusting the prior year quarter for approximately $17 million of retail operating earnings related to the last year’s extra week, retail operating earnings grew 10 percent from $310 million. Supply chain services operating earnings were $69 million, or 2.9 percent of sales, compared with $70 million, or 3.1 percent of sales last year. Last year’s third quarter supply chain earnings benefited from cancellation fees related to exited supply agreements.

Net interest expense for the third quarter was $164 million compared to $183 million last year reflecting one less week of the acquired operations, lower debt levels and the benefit of lower borrowing rates in the current quarter.

SUPERVALU’s effective tax rate for the third quarter was 39.0 percent in contrast to last year’s 38.6 percent, reflecting the estimated effective tax rate for fiscal 2008.

Capital spending year to date was $836 million, including approximately $36 million in capital leases. 85 major remodels, 20 minor remodels and 18 new stores have been completed year to date. Capital spending primarily includes retail store remodeling, store expansion, and supply chain initiatives.

Total debt to capital was 61 percent at the end of the third quarter compared to 64 percent at fiscal 2007 year-end. The total debt to capital ratio is calculated as total debt, which includes notes payable, current debt and obligations under capital leases, long-term debt and obligations under capital leases, divided by the sum of total debt and total stockholders' equity.

Diluted weighted average shares outstanding for the third quarter were 214 million shares compared to 209 million shares last year. As of December 1, 2007, SUPERVALU had 212 million shares outstanding.

Year to Date Results

The company reported year to date fiscal 2008 net sales of $33.7 billion compared to $27.1 billion last year, an increase of 24 percent. Net earnings increased 32 percent to $437 million compared to $332 million last year, and reported diluted earnings per share increased 16 percent to $2.03 compared to $1.75 last year. Year to date fiscal 2008 results include charges for one-time acquisition-related costs of $0.16 per diluted share compared to $0.15 per diluted share last year. Prior year results included 26 weeks of acquired operations.

Fiscal 2008 Outlook

The company updated its fiscal 2008 reported diluted earnings per share guidance range to $2.71 to $2.77, reflecting the revised guidance for identical store sales growth of 0.5 to 1.0 percent and for pre-tax net synergies of approximately $40 million.

Diluted Earnings Per Share Summary
	New Guidance	Previous Guidance
Reported diluted earnings per share	$2.71 to $2.77	$2.73 to $2.83
One-time acquisition-related costs	$0.20	$0.20
Diluted earnings per share before one-time costs	$2.91 to $2.97	$2.93 to $3.03
Weighted average diluted shares outstanding (millions)	approximately 216	216 to 218

Noddle continued, “With today’s updated earnings guidance, fiscal 2008 earnings per share is expected to increase by approximately 17 to 19 percent, equating to our second full year of double-digit earnings per share increases. As we have now passed the half-way mark of our three-year journey since the acquisition of Albertsons’s premier retail properties, we are pleased with our progress and have many programs underway to improve our long-term sales performance including Premium, Fresh and Healthy offerings, rollout of national and local merchandising programs and ongoing customer service initiatives.”

SUPERVALU’s fiscal 2008 outlook includes business assumptions, such as:

  Consumer spending will continue to be pressured by inflation;
  Net sales are estimated to be approximately $44 billion;
  Identical store sales growth excluding fuel for the combined retail network, as if the acquired operations were in the store base for more than a year, is projected to be approximately 0.5 to 1.0 percent;
  Sales attrition, exclusive of new business, in the traditional food distribution business will approximate four to five percent for the year;
  Store development plans, including the in-market acquisition of eight stores in Wyoming, are projected to be approximately 30 standard size stores and approximately 55 limited assortment stores, including licensed stores. Major remodels are estimated at approximately 125 stores and minor remodels are estimated at approximately 25 stores;
  Total capital spending is projected to be approximately $1.3 billion, including capital leases and in-market store acquisitions;
  Synergy benefit in fiscal 2008 is estimated to be approximately $40 million pre-tax. Total pretax-synergies are still estimated at $150 to $175 million. A portion of the synergies will now occur after the third full year following the June 2006 acquisition, when certain merchandising synergies are expected to be realized;
  Stock option expense is projected to be approximately $0.12 per diluted share compared to $0.08 in fiscal 2007 representing the full-year impact of the acquired operations and the larger employee base of the company; and
  The effective tax rate is estimated to be 39 percent.

Company Announced Fiscal 2009 Capital and Store Development Plans

The Company announced its fiscal 2009 capital spending plan of approximately $1.3 billion. Store development plans for fiscal 2009 will focus on remodels including 165 major store remodels, approximately 15 new traditional size supermarkets, and approximately 55 to 65 limited assortment stores, including licensed stores.

A conference call to review the third quarter results is scheduled for today at 9:00 a.m. (CST). A live Web cast of the call will be available at http://investor.supervalu.com. An archive of the call is accessible via telephone by dialing 630-652-3041 with passcode 20162865 and through the company’s Web site at www.supervalu.com. The conference call archive will be available through February 5, 2008.

About SUPERVALU INC

SUPERVALU INC. is one of the largest companies in the United States grocery channel with estimated annual sales of approximately $44 billion. SUPERVALU holds leading market share positions across the U.S. with its approximately 2,450 retail grocery locations. Through SUPERVALU’s nationwide supply chain network, the company provides distribution and related logistics support services to more than 5,000 grocery endpoints across the country. SUPERVALU currently has approximately 190,000 employees. For more information about SUPERVALU visit www.supervalu.com.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for the historical and factual information contained herein, the matters set forth in this news release, particularly those pertaining to SUPERVALU’s expectations or future operating results, statements as to the progress and expected benefits of the combination of the operations of Albertson's, Inc. that were acquired in June 2006 with those of SUPERVALU, such as efficiencies, cost savings, synergies, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as "estimates," "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from the acquisition cannot be fully realized or may take longer to realize than expected, the possibility that costs or difficulties related to the combination of Albertsons operations into SUPERVALU will be greater than expected, and the impact of competition, economic and industry conditions, security and food and drug safety issues, severe weather and natural disasters, escalating costs of providing employee benefits, and other labor relations issues including contract negotiations, expansion, liquidity, legal and administrative proceedings, regulatory and accounting matters, changes in operating conditions, and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU's reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	Fiscal Quarter Ended		Fiscal Quarter Ended
(In millions, except per share data)	December 1, 2007	% of sales	December 2, 2006	% of sales

Net sales	$10,211	100.0%	$10,657	100.0%
Cost of sales	7,941	77.8%	8,219	77.1%
Gross profit	2,270	22.2%	2,438	22.9%

Selling, general and administrative expenses	1,875	18.3%	2,071	19.4%
Operating earnings	395	3.9%	367	3.5%

Interest expense, net	164	1.6%	183	1.7%
Earnings before income taxes	231	2.3%	184	1.8%
Income tax expense	90	0.9%	71	0.7%

Net earnings	$141	1.4%	$113	1.1%

Net earnings per common share
Basic	$0.67		$0.55
Diluted	$0.66		$0.54
Weighted average common shares outstanding
Basic	211		207
Diluted	214		209

Note: SUPERVALU's third quarter of fiscal 2008 ended December 1, 2007 and includes 12 weeks of combined results compared to the third quarter of fiscal 2007 which included 13 weeks of acquired operations.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	Fiscal Year-to-Date Ended		Fiscal Year-to-Date Ended
(In millions, except per share data)	December 1, 2007	% of sales	December 2, 2006	% of sales

Net sales	$33,661	100.0%	$27,106	100.0%
Cost of sales	25,975	77.2%	21,391	78.9%
Gross profit	7,686	22.8%	5,715	21.1%

Selling, general and administrative expenses	6,419	19.1%	4,789	17.7%
Operating earnings	1,267	3.7%	926	3.4%

Interest expense, net	550	1.6%	385	1.4%
Earnings before income taxes	717	2.1%	541	2.0%
Income tax expense	280	0.8%	209	0.8%

Net earnings	$437	1.3%	$332	1.2%

Net earnings per common share
Basic	$2.06		$1.81
Diluted	$2.03		$1.75
Weighted average common shares outstanding
Basic	211		184
Diluted	216		191

Note: SUPERVALU's fiscal 2008 year-to-date ended December 1, 2007 includes 40 weeks of combined results compared to fiscal 2007 year-to-date which included 26 weeks of acquired operations.
SUPERVALU INC. and Subsidiaries
CONSOLIDATED COMPOSITION OF NET SALES AND OPERATING EARNINGS
(unaudited)

	Fiscal Quarter Ended	Fiscal Quarter Ended
(In millions, except per share data)	December 1, 2007	December 2, 2006

Net sales
Retail food and drug	$7,858	$8,412
	77%	79%
Supply chain services	2,353	2,245
	23%	21%
Total net sales	$10,211	$10,657
	100.0%	100.0%

Operating earnings
Retail food and drug operating earnings	$342	$327
Supply chain services operating earnings	69	70
General corporate expenses	16	30
Total operating earnings	395	367
Interest expense, net	164	183
Earnings before income taxes	$231	$184
Income tax expense	90	71
Net earnings	$141	$113

LIFO charge	$8	$9

Depreciation and amortization
Retail food and drug	$213	$251
Supply chain services	22	22
Total depreciation and amortization	$235	$273

Note: SUPERVALU's third quarter of fiscal 2008 ended December 1, 2007 and includes 12 weeks of combined results compared to the third quarter of fiscal 2007 which included 13 weeks of acquired operations.

SUPERVALU INC. and Subsidiaries
CONSOLIDATED COMPOSITION OF NET SALES AND OPERATING EARNINGS
(unaudited)

	Fiscal Year-to-Date Ended	Fiscal Year-to-Date Ended
(In millions, except per share data)	December 1, 2007	December 2, 2006

Net sales
Retail food and drug	$26,259	$19,863
	78%	73%
Supply chain services	7,402	7,243
	22%	27%
Total net sales	$33,661	$27,106
	100.0%	100.0%

Operating earnings
Retail food and drug operating earnings	$1,176	$816
Supply chain services operating earnings	199	202
General corporate expenses	108	92
Total operating earnings	1,267	926
Interest expense, net	550	385
Earnings before income taxes	$717	$541
Income tax expense	280	209
Net earnings	$437	$332

LIFO charge	$27	$18

Depreciation and amortization
Retail food and drug	$715	$550
Supply chain services	73	74
Total depreciation and amortization	$788	$624

Note: SUPERVALU's fiscal 2008 year-to-date ended December 1, 2007 includes 40 weeks of combined results compared to fiscal 2007 year-to-date which included 26 weeks of acquired operations.
SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)
	December 1, 2007	February 24, 2007

ASSETS
Current assets
Cash and cash equivalents	$177	$285
Accounts and notes receivable, net	963	957
Inventories	3,165	2,749
Prepaid and other current assets	266	469
Total current assets	4,571	4,460

Land, buildings, leasehold improvements and equipment, net	7,448	8,415

Goodwill	6,886	5,921

Intangibles, net	1,966	2,450

Other assets	485	456

Total assets	$21,356	$21,702

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$3,478	$3,548
Current maturities of long-term debt and capital lease obligations	347	286
Other current liabilities	898	871
Total current liabilities	4,723	4,705

Long-term debt and obligations under capital leases	8,781	9,192

Other long-term liabilities and deferred credits	2,054	2,499

Total stockholder's equity	5,798	5,306

Total liabilities and stockholders’ equity	$21,356	$21,702

CONTACT:
SUPERVALU INC.
Investors and Financial Media:
Yolanda Scharton, 952-828-4540
yolanda.scharton@supervalu.com
or
Jean Giese, 952-828-4939
jean.giese@supervalu.com